                                                                      Exhibit 12


                          AMES DEPARTMENT STORES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                         (Thousands, except ratio data)



                                                              Fiscal Year Ended            For the Quarter Ended
                                                   January 25,  January 31,  January 30,     May 2,     May 1,
                                                      1997         1998         1999          1998       1999
                                                   -------------------------------------   ---------------------
Income (loss) before income taxes                    26,804       53,633       52,605       (4,627)    (41,230)

Add:
       Interest expense                              19,043       11,600       15,253         2,054     11,922
       Interest component of rental expense          16,541       18,409       21,121         4,757      8,578
                                                   -------------------------------------   ---------------------

Earnings available for fixed charges                 62,388       83,642       88,979         2,184    (20,730)

Fixed Charges:
       Interest expense                              19,043       11,600       15,253         2,054     11,922
       Interest component of rental expense          16,541       18,409       21,121         4,757      8,578
                                                   -------------------------------------   ---------------------

Total fixed charges                                  35,584       30,009       36,374         6,811     20,500

Ratio of earnings to fixed charges                      1.8x         2.8x         2.4x           NA         NA



For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness, and one-third of rent expense on operating leases representing that portion of rent expense deemed by us to be attributable to interest. Earnings were inadequate to cover fixed charges for the quarters ended May 2, 1998 and May 1, 1999. The amounts of additional earnings that would have been required to cover fixed charges for such periods are $4.6 million and $41.2 million, respectively.